                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               TAUBMAN CENTERS, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)



-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                                  Taubman Logo

                             TAUBMAN CENTERS, INC.

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                            TO BE HELD MAY 14, 1997

To the Shareholders of
  Taubman Centers, Inc.

     The Annual Meeting of Shareholders of TAUBMAN CENTERS, INC. (the "Company") will be held on Wednesday, May 14, 1997, at the Community House, 380 South Bates Street, Birmingham, Michigan, at 11 o'clock in the forenoon, local time, for the following purposes:

          1. To elect four (4) directors to serve until the annual meeting of shareholders in 2000 and until their successors are elected and qualified;

          2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1997; and

          3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 10, 1997, as the record date for determining the shareholders that are entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof (the "Meeting").

                                          By Order of the Board of Directors

                                          A. ALFRED TAUBMAN,
                                          Chairman of the Board

Bloomfield Hills, Michigan
March 28, 1997

     SHAREHOLDERS WHO DO NOT INTEND TO BE PRESENT AT THE MEETING IN PERSON ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AND TO RETURN IT IN THE ACCOMPANYING ENVELOPE IN ORDER THAT THE NECESSARY QUORUM MAY BE ASSURED. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

                             TAUBMAN CENTERS, INC.
                       200 EAST LONG LAKE ROAD, SUITE 300
                                  P.O. BOX 200
                     BLOOMFIELD HILLS, MICHIGAN 48303-0200

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 14, 1997

     This Proxy Statement is furnished in connection with the solicitation of Proxies by and on behalf of the Board of Directors of Taubman Centers, Inc. (the "Company") for use at the annual meeting of shareholders and at any adjournment or adjournments thereof (the "Meeting") to be held, for the purposes set forth in the accompanying Notice of Annual Meeting, on Wednesday, May 14, 1997, at the Community House, 380 South Bates, Birmingham, Michigan at 11 o'clock in the forenoon, local time. The Company expects to mail this Proxy Statement on or about March 28, 1997.

     Valid Proxies will be voted as specified thereon at the Meeting. Any shareholder giving a Proxy in the accompanying form retains the power to revoke the Proxy at any time prior to its exercise. Any person giving a Proxy may revoke it by written notice to the Company at any time prior to its exercise. In addition, attendance at the Meeting will not constitute a revocation of a Proxy unless the shareholder affirmatively indicates at the Meeting that such shareholder intends to vote the shares in person.

                                 ANNUAL REPORT

     The Annual Report of the Company for the year ended December 31, 1996, including financial statements audited by Deloitte & Touche LLP, independent accountants, and their report thereon dated February 17, 1997, is being furnished with this Proxy Statement. IN ADDITION, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE SENT TO ANY SHAREHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST TO TAUBMAN CENTERS INVESTOR SERVICES, 200 EAST LONG LAKE ROAD, SUITE 300, P.O. BOX 200, BLOOMFIELD HILLS, MICHIGAN 48303-0200, WHICH IS THE LOCATION OF THE COMPANY'S EXECUTIVE OFFICES.

                               VOTING SECURITIES

     The holders of record of shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company at the close of business on March 10, 1997, are entitled to vote at the Meeting. On that date, there were outstanding 50,720,358 shares of Common Stock, each of which is entitled to one vote.

     Unless contrary instructions are indicated on the Proxy, all shares of Common Stock represented by valid Proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the nominees for directors named in the Proxy and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1997.

     The disposition of all business that may properly come before the Meeting, other than the election of directors and ratification of the appointment of the independent auditors, requires the affirmative vote of two-thirds of the outstanding shares of Common Stock. The shares of Common Stock represented by a valid proxy that are not voted by a broker on any matter or that abstain with respect to any matter will not be counted as an affirmative vote in determining whether the matter is approved, but will be counted for purposes of determining the presence of a quorum. Because shareholder approval on all matters coming before the Meeting is determined by a percentage of the votes cast rather than a percentage of the outstanding shares, abstaining and nonvoting shares will not affect the determination of whether a matter is approved.

     The Company knows of no business other than that set forth above to be transacted at the Meeting, but if other matters requiring a vote do arise, it is the intention of the persons named in the Proxy to vote in accordance with their judgment on such matters.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of 11 members divided into three approximately equal classes of directors serving staggered three-year terms, with one class of directors to be elected at each annual meeting. Four directors are to be elected at the Meeting to serve until the annual meeting of shareholders in 2000 and until their respective successors have been elected and qualified. Each of the nominees, with the exception of Thomas E. Dobrowski, is presently a member of the Board of Directors. Graham T. Allison, who previously served on the Board from 1992 until he entered public service in September 1993, was appointed to the Board in September 1996 when the size of the Board was increased from 10 to 11 members.

     An affirmative vote of the holders of a plurality of the votes cast at the Meeting is required for the election of directors. The shares of Common Stock represented by the enclosed Proxy, if given and unless otherwise specified, will be voted by the persons named as proxies for the election of the following individuals nominated by the Board of Directors:

                                      NAME
                                     ------

                                   Graham T. Allison
                                   Claude M. Ballard
                                   Thomas E. Dobrowski
                                   W. Allen Reed

     It is not contemplated that any of the nominees will be unable or unwilling to serve; however, if any nominee is unable or unwilling to serve, it is intended that the shares represented by the Proxy, if given and unless otherwise specified therein, will be voted for a substitute nominee or nominees designated by the Board of Directors. Additional information regarding the nominees is contained under the caption "Management."

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock and of partnership interests in The Taubman Realty Group Limited Partnership ("TRG")* as of March 10, 1997. The Company has relied upon information supplied by its officers, directors, and certain shareholders and upon information contained in filings with the Securities and Exchange Commission and/or obtained from direct inquiries of certain beneficial holders.
---------------

* The Company is the managing general partner of, and owns a 36.68% interest in, TRG, which is a partnership that owns, develops, acquires and operates regional shopping centers nationally. TRG owns as its primary assets interests in 21 regional shopping centers (the "Taubman Shopping Centers"). TRG owns 50% or more of each of the 21 Taubman Shopping Centers and effectively owns 100% of 13 Taubman Shopping Centers. TRG also owns certain regional shopping center development projects and approximately 99% of the beneficial interests in the management entity, The Taubman Company Limited Partnership (the "Manager"), that manages all of the Taubman Shopping Centers. The Manager provides property management and leasing services for all of the Taubman Shopping Centers and provides development, acquisition, corporate, and administrative services for TRG and the Company.

  The Company has made an offer (the "Continuing Offer") to all present holders (other than the General Motors Hourly-Rate Employes Pension Trust and the General Motors Salaried Employes Pension Trust (the "GM Trusts"), A. Alfred Taubman's trust, and certain excluded TRG partners), to their respective assignees, to those future holders of partnership interests in TRG (the "Units of Partnership Interest") as the Company may designate, in its sole discretion, and to all existing and future optionees under TRG's 1992 Incentive Option Plan (the "Incentive Option Plan") to issue shares of Common Stock in exchange for Units of Partnership Interest.

                                                                                                PERCENTAGE
                                                                            UNITS OF           OWNERSHIP OF
        DIRECTORS, NOMINEES,                                               PARTNERSHIP           UNITS OF
        EXECUTIVE OFFICERS,              NO. OF          PERCENT OF         INTEREST            PARTNERSHIP
        AND 5% SHAREHOLDERS              SHARES            SHARES            IN TRG           INTEREST IN TRG
        --------------------             ------          ----------        -----------        ---------------
A. Alfred Taubman...................      186,937(1)           *             12,176(2)             17.39%
Robert C. Larson....................    1,837,781(3)        3.50%               934(4)              1.33%
Robert S. Taubman...................    2,030,290(5)        3.85%             1,036(6)              1.46%
Lisa A. Payne.......................            0              0                  0                    0
Bernard Winograd....................            0              0                  0                    0
Richard B. McGlinn..................       31,355(7)           *                 16(8)                 *
William S. Taubman..................       82,308(9)           *                 42(10)                *
Graham T. Allison...................        1,312              *                  0                    0
Claude M. Ballard...................       11,000              *                  0                    0
Allan J. Bloostein..................        5,000              *                  0                    0
Jerome A. Chazen....................       10,000              *                  0                    0
Thomas E. Dobrowski.................            0(11)          0                  0                    0
S. Parker Gilbert...................       50,000              *                  0                    0
W. Allen Reed.......................            0(11)          0                  0                    0
Directors and Executive Officers as
  a Group (consisting of 14
  individuals named)................    4,245,983(12)       7.76%            14,204(12)            19.88%
Algemeen Burgerlijk Pensioenfonds...    2,262,900           4.46%                 0                    0
  Oude Lindestraat 70
  postbus 2980
  6401 KL Heerlen, The Netherlands
AT&T Master Pension Trust...........    5,270,868          10.39%                 0                    0
  One Monarch Drive
  North Quincy, MA 02171
Cohen & Steers Capital
Management, Inc.....................    6,230,000(13)      12.28%                 0                    0
  757 Third Avenue
  New York, NY 10017
GM Trusts...........................    8,376,807          16.52%            25,328                36.18%
  767 Fifth Avenue
  New York, NY 10153
LaSalle Advisors Limited
Partnership,
ABKB/LaSalle Securities Limited
Partnership.........................    3,023,200(14)       5.96%                 0                    0
  11 S. LaSalle Street
  Chicago, IL 60603
The Pacific Telesis Group
Master Pension Trust................    6,067,355(15)      10.68%             3,096                 4.42%
  130 Kearny Street
  Suite 3401
  San Francisco, CA 94108

---------------
 *  less than 1%

 (1) Includes 186,837 shares of Common Stock held by TRA Partners ("TRAP"). Because Mr. A. Alfred Taubman's trust is the managing general partner of TRAP and has the sole authority to vote and dispose of the Common Stock held by TRAP, Mr. Taubman may be deemed to be the beneficial owner of all of the shares of Common Stock held by TRAP. Mr. Taubman disclaims any beneficial ownership of the Common Stock held by TRAP beyond his pecuniary interest in TRAP.

 (2) Includes 5 Units of Partnership Interest held by Mr. A. Alfred Taubman's trust, 8,961 Units of Partnership Interest owned by TRAP, of which Mr. A. Alfred Taubman's trust is the managing general partner, 6 Units of Partnership Interest owned by Taubman Realty Ventures ("TRV"), of which Mr. A. Alfred Taubman's trust is also the managing general partner, and 1 Unit of Partnership Interest held by Taub-Co Management Inc. ("Taub-Co"). Because the sole holder of voting shares of Taub-Co is Taub-Co Holdings Limited Partnership, of which Mr. Taubman's trust is the managing general partner, Mr. Taubman may be deemed to be the beneficial owner of the Unit of Partnership Interest held by Taub-Co. Mr. Taubman disclaims beneficial ownership of the Unit held by Taub-Co beyond his pecuniary interest in Taub-Co. Also includes 3,203 Units of Partnership Interest owned by TG Partners Limited Partnership ("TG"). Because Mr. Taubman, through control of TRV's and TG's managing partner, has sole authority to vote and (subject to certain limitations) dispose of the Units of Partnership Interest held by TRV and TG, respectively, Mr. Taubman may be deemed to be the beneficial owner of all of the Units of Partnership Interest held by TRV and TG. Mr. Taubman disclaims beneficial ownership of any Units of Partnership Interest held by TRAP, TRV and TG beyond his pecuniary interest in TRAP, his pecuniary interest in TRV and his pecuniary interest in TG.

 (3) Includes 678,070 shares of Common Stock that Mr. Larson has the right to receive upon the exercise of exercisable Incentive Options covering 346 Units of Partnership Interest and 1,152,327 shares of Common Stock that Mr. Larson has the right to receive in exchange for 588 Units of Partnership Interest that he owns directly, in each instance pursuant to the terms of the Continuing Offer. See Note (4) to the Summary Compensation Table.

 (4) Includes 346 Units of Partnership Interest subject to exercisable Incentive Options held by Mr. Larson. Excludes all Units of Partnership Interest owned by TG. Mr. Larson is a general partner in TG, but has no voting or dispositive control over TG's assets. Mr. Larson disclaims any beneficial ownership in the Units of Partnership Interest owned by TG beyond his pecuniary interest in TG.

 (5) Includes 2,024,411 shares of Common Stock that Mr. Robert S. Taubman has the right to receive upon the exercise of exercisable Incentive Options covering 1,033 Units of Partnership Interest and 5,879 shares of Common Stock that Mr. Taubman has the right to receive in exchange for 3 Units of Partnership Interest that he owns directly, in each instance pursuant to the Continuing Offer. Excludes all shares of Common Stock held by TRAP. Mr. Robert S. Taubman is a general partner of TRAP but has no voting or dispositive control over TRAP's assets. Mr. Taubman disclaims any beneficial interest in the Common Stock held by TRAP beyond his pecuniary interest in TRAP. See Note (4) to the Summary Compensation Table.

 (6) Includes 1,033 Units of Partnership Interest subject to exercisable Incentive Options held by Mr. Robert S. Taubman. Excludes all Units of Partnership Interest owned by TRAP and all Units of Partnership Interest owned by TG. Mr. Taubman is a general partner of TRAP but has no voting or dispositive control over TRAP's assets. Mr. Taubman is not a direct partner in TG. Mr. Taubman disclaims any beneficial ownership in the Units of Partnership Interest owned by TRAP and TG beyond his pecuniary interest in TRAP and his pecuniary interest in TG.

 (7) Represents shares of Common Stock that Mr. McGlinn has the right to receive upon the exercise of exercisable Incentive Options covering 16 Units of Partnership Interest.

 (8) Represents Units of Partnership Interest subject to exercisable Incentive Options held by Mr. McGlinn.

 (9) Includes 76,429 shares of Common Stock that Mr. William S. Taubman has the right to receive upon the exercise of exercisable Incentive Options covering 39 Units of Partnership Interest and 5,879 shares of Common Stock that Mr. Taubman has the right to receive in exchange for 3 Units of Partnership Interest that he owns directly, in each instance pursuant to the terms of the Continuing Offer. Excludes all shares of Common Stock held by TRAP. Mr. William S. Taubman is a general partner of TRAP but has no voting or dispositive control over TRAP's assets. Mr. Taubman disclaims any beneficial interest in the Common Stock held by TRAP beyond his pecuniary interest in TRAP. See Note (4) to the Summary Compensation Table.

(10) Includes 39 Units of Partnership Interest subject to exercisable Incentive Options held by Mr. William S. Taubman. Excludes all Units of Partnership Interest owned by TRAP and all Units of Partnership Interest owned by TG. Mr. Taubman is a general partner of TRAP but has no voting or dispositive control over TRAP's assets. Mr. Taubman is not a direct partner in TG. Mr. Taubman disclaims any beneficial ownership in the Units of Partnership Interest owned by TRAP and TG beyond his pecuniary interest in TRAP and his pecuniary interest in TG.

(11) The corporate guidelines of the General Motors Investment Management Corporation do not permit its executive officers to invest in certain companies whose securities are represented in the portfolios managed by the General Motors Investment Management Corporation. The GM Trusts own 8,376,807 shares of Common Stock.

(12) See Notes (1) through (11) above.

(13) Represents shares held for the accounts of various investment advisory clients of Cohen & Steers Capital Management, Inc.

(14) Based on a group filing of a Schedule 13G made by such investment advisory firms whose employees, William K. Morrill and Keith R. Pauley, are responsible for the investment decisions made by such firms on behalf of their respective clients.

(15) Represents shares of Common Stock that The Pacific Telesis Group Master Pension Trust has the right to acquire as of July 19, 1997, pursuant to the terms of the Continuing Offer, in exchange for the 3,096 Units of Partnership Interest it owns. See Note (4) to the Summary Compensation Table.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("insiders"), file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Insiders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based on the Company's review of the filings made by the Company's directors and executive officers, all transactions in and beneficial ownership of the Company's equity securities were reported in a timely manner, except that Graham T. Allison's Form 3 reporting his becoming a director was filed approximately one month late.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors of the Company consists of 11 members divided into three classes serving staggered three-year terms. Under the Company's Articles of Incorporation, at least four of the Company's directors must be "Independent" (i.e. not affiliated with A. Alfred Taubman or the GM Trusts). Officers of the Company serve at the pleasure of the Board.

     The directors, nominees and executive officers of the Company are as follows:

                NAME                     AGE                       TITLE                        TERM EXPIRES
                ----                     ---                       -----                        ------------
A. Alfred Taubman....................    72     Chairman of the Board.......................        1999
Robert C. Larson.....................    62     Vice Chairman of the Board..................        1999
Robert S. Taubman....................    43     President, Chief Executive Officer, and
                                                Director....................................        1999
Lisa A. Payne........................    38     Executive Vice President, Chief Financial
                                                Officer, and Director.......................        1999
Richard B. McGlinn...................    64     Senior Vice President, Treasurer, and Chief
                                                Accounting Officer
William S. Taubman...................    38     Executive Vice President
Graham T. Allison*...................    56     Director....................................        1997
Claude M. Ballard*...................    67     Director....................................        1997
Allan J. Bloostein*..................    67     Director....................................        1998
Jerome A. Chazen*....................    70     Director....................................        1998
Thomas E. Dobrowski..................    53     Nominee
S. Parker Gilbert*...................    63     Director....................................        1998
W. Allen Reed........................    49     Director....................................        1997

---------------

* "Independent" Director

     A. Alfred Taubman is a private investor. He is the Chairman of the Board of the Company and the Chairman of the Manager. Mr. Taubman has been a director of the Company since its incorporation in 1973. He is the largest shareholder and Chairman of the Board of Sotheby's Holdings, Inc., the international art auction house. In addition, he serves as a member of the Board of Directors of Livent Inc., a producer of theatrical productions. Mr. Taubman also serves as a director of Hollinger International, Inc., a publisher of English language newspapers.

     Robert C. Larson is the Vice Chairman of the Board of the Company, the Chairman of TRG's Partnership Committee, and until August 1994, served as the Vice Chairman of the Manager. Mr. Larson has been a director of the Company since 1992. Since prior to 1992, he has been a director of the Manager's predecessor. In addition, Mr. Larson serves as a nonexecutive director of Bass PLC, the London-based international beverage, leisure, and hospitality company, and a director of Lifestyle Furnishings International Ltd., a manufacturer and marketer of residential furniture and home furnishings fabrics. He is also Chairman of the Board of Trustees and acting president of Cranbrook Educational Community, a director and past Chairman of the National Realty Committee, Chairman of the Detroit Economic Growth Corporation, and Trustee of the Kresge Foundation.

     Robert S. Taubman is the President, Chief Executive Officer, and a director of the Company, Vice Chairman of TRG's Partnership Committee, Chairman of TRG's Executive Committee, and the President and Chief Executive Officer of the Manager. Mr. Taubman has been a director of the Company since 1992. Since prior to 1992, he has been President, Chief Executive Officer, and a director of the Manager's predecessor. He is also a director of Comerica Bank and a Trustee of the International Council of Shopping Centers and of the Urban Land Institute. Mr. Taubman is the son of A. Alfred Taubman and the brother of William S. Taubman.

     Richard B. McGlinn is the Senior Vice President, Treasurer, and Chief Accounting Officer of the Company. He serves the Manager in a similar capacity. Between 1989 and 1992, he was the Treasurer of the Manager's predecessor.

     Lisa A. Payne is an Executive Vice President, the Chief Financial Officer, and a director of the Company, and an Executive Vice President and the Chief Financial Officer of the Manager. Ms. Payne was appointed a director of the Company in March 1997 to fill the vacancy resulting from Bernard Winograd's resignation. From 1986 until 1996, Ms. Payne was employed by Goldman, Sachs & Co., the New York-based investment banking firm, serving most recently as a vice president of its real estate department. Prior to joining Goldman Sachs, Ms. Payne served as a vice president in Chemical Bank's real estate department.

     William S. Taubman is an Executive Vice President of the Company and Executive Vice President of the Manager in charge of Development and Acquisitions. He joined the Manager's predecessor in 1986 from Oppenheimer & Co., Inc., where he was a financial analyst. Mr. Taubman is also a member of the Board of Trustees of the Founders Society of the Detroit Institute of Arts. Mr. Taubman is the son of A. Alfred Taubman and the brother of Robert S. Taubman.

     Graham T. Allison has been a professor at Harvard University since 1964. He is a director of New England Securities Corporation and Belco Oil & Gas Corp. He is also a member of the International Advisory Board for The Chase Manhattan Bank. Mr. Allison has been a director of the Company since 1996 and previously served on the Board from 1992 until 1993.

     Claude M. Ballard has been a limited partner and consultant of The Goldman Sachs Group, L.P. since prior to 1992. He is a director of Bedford Property Investors, a real estate investment trust, and CBL & Associates, a real estate investment trust. Mr. Ballard is also a Trustee of The Mutual Life Insurance Company of New York. Mr. Ballard has been a director of the Company since 1993.

     Allan J. Bloostein has served as a consultant in retail and consumer goods marketing since prior to 1992. Mr. Bloostein currently serves as a director of CVS Corporation, Smith Barney Zenix Income Fund Inc., Smith Barney Municipal High Income Fund Inc., Smith Barney Managed Municipals Portfolios I, Smith Barney Managed Municipals Portfolios II, Smith Barney Adjustable Rate Government Inc. Fund and as a Trustee of Smith Barney Special Income Portfolios and Smith Barney Special Equity Portfolios. He served as Vice Chairman of the Board of Directors of May Department Stores Company until his retirement in 1987. Mr. Bloostein has been a director of the Company since 1992.

     Jerome A. Chazen is Chairman Emeritus of Liz Claiborne, Inc., where he has served in various senior executive positions and as a director since prior to 1992. Mr. Chazen also serves as a director of The Gymboree Corporation, as Chairman of the American Craft Museum, as a member of the Board of Overseers of the Columbia University Business School, and as Vice-Chairman of the Greater New York Council of the Boy Scouts of America. Mr. Chazen has been a director of the Company since 1992.

     Thomas E. Dobrowski is Managing Director, Real Estate and Alternative Investments at General Motors Investment Management Corporation ("GMIMCo"). Since prior to 1992, he has been responsible for the General Motors pension funds' investments in real estate, oil and gas. Mr. Dobrowski serves as a director of GMIMCo, Manufactured Homes, Inc. and Red Roof Inn, Inc.

     S. Parker Gilbert is a director of Morgan Stanley Group Inc., ITT Industries, Inc. and Burlington Resources Inc. Mr. Gilbert also serves as President of The Pierpont Morgan Library Board of Trustees; member, Board of Trustees, the Metropolitan Museum of Art, the Alfred P. Sloan Foundation and the John Simon Guggenheim Memorial Foundation; and director, Josiah H. Macy Foundation. Mr. Gilbert has been a director of the Company since 1992.

     W. Allen Reed has been President and Chief Executive Officer of GMIMCo since July 1994 and is a Corporate Vice President of General Motors Corporation. He is responsible for the investment of the assets held by the General Motors U.S. and foreign pension plans, the U.S. savings plans, the assets of Motors Insurance Corporation, and the GM Foundation Fund. Between 1990 and July 1994, he was Vice President and Treasurer of Hughes Electronics, a subsidiary of General Motors Corporation. He is a member of the

Board of Directors of FLIR Systems, a publicly held electronics company, Foreign Fund, Inc., an open-end mutual fund, and General Motors Acceptance Corporation, a wholly owned subsidiary of General Motors Corporation. Mr. Reed has been a director of the Company since 1995.

THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company held four meetings during 1996. The Board of Directors has three standing committees: a four-member Audit Committee, a four-member Compensation Committee, and a three-member Nominating Committee. During 1996, all directors attended at least 75% of the aggregate of the meetings of the Board of Directors and all committees of the Board on which they served. Directors fulfill their responsibilities not only by attending board and committee meetings, but also through communication with the Chief Executive Officer and other members of management on matters that affect the Company.

     The Audit Committee is composed of Jerome A. Chazen, Chairman, Claude M. Ballard, Allan J. Bloostein and S. Parker Gilbert. The Audit Committee is responsible for overseeing and reviewing the audit results and monitoring the effectiveness of the Company's internal audit function. In addition, the Audit Committee recommends to the Board of Directors the appointment of the independent auditors. The Audit Committee met twice during 1996.

     The Compensation Committee of the Board of Directors is composed of S. Parker Gilbert, Chairman, W. Gordon Binns, Jr.*, Jerome A. Chazen and W. Allen Reed. The Compensation Committee of the Board is responsible for establishing compensation and benefit policies with respect to the members of the Board of Directors and confirming the availability of the Continuing Offer for Units of Partnership Interest issued upon the exercise of options (the "Incentive Options") to purchase Units of Partnership Interest granted under the TRG 1992 Incentive Option Plan (the "Incentive Option Plan"). The Compensation Committee of TRG is responsible for reviewing and approving, when necessary, the compensation and employee benefit policies of TRG and the Manager, and administering the Incentive Option Plan and The Taubman Company Long-Term Performance Compensation Plan. The Compensation Committee of the Board did not meet during 1996. The Compensation Committee of TRG met twice during 1996.

     The Nominating Committee is composed of A. Alfred Taubman, W. Gordon Binns, Jr.* and S. Parker Gilbert. The Nominating Committee is responsible for advising and making recommendations to the Board of Directors on matters concerning the selection of candidates as nominees for election as directors in the event a vacancy arises on the Board of Directors. In recommending candidates to the Board, the Nominating Committee seeks individuals of proven competence who have demonstrated excellence in their chosen fields. The Nominating Committee did not meet during 1996. The Nominating Committee does not have a procedure for shareholders to submit nominee recommendations.

---------------

*Mr. Binns is retiring from service on the Board of Directors upon completion of his current term in

May 1997.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth, for the years ended December 31, 1994, 1995, and 1996, information concerning the annual and long-term compensation for services in all capacities to the Company, TRG and the Manager of those persons who were, during 1996, (i) the chief executive officer and (ii) the other executive officers of the Company whose compensation is required to be disclosed pursuant to the rules of the Securities and Exchange Commission (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION(2)         LONG TERM COMPENSATION
                                  ----------------------------------   ----------------------
                                                                               AWARDS
                                                        OTHER ANNUAL   ----------------------        ALL OTHER
   NAME AND PRINCIPAL              SALARY     BONUS     COMPENSATION      NUMBER OF SHARES       COMPENSATION(2,5)
       POSITION(1)         YEAR     ($)        ($)          ($)        UNDERLYING OPTIONS(4)            ($)
   ------------------      ----   --------   --------   ------------   ----------------------   -------------------
Robert S. Taubman........  1996   $750,000   $487,500(3)     --                  --                   $20,026(6)
President, Chief Executive 1995    750,000    300,375        --               196,292                  18,910
  Officer                  1994    750,000    230,000        --               196,213                  18,091

Robert C. Larson.........  1996    500,000      --           --                  --                    19,935(7)
Vice Chairman              1995    500,000      --           --                  --                    18,835
                           1994    610,000    135,000        --                74,485                  18,066

Bernard Winograd.........  1996    498,000      --           --                  --                    75,368(8)
Executive Vice President,  1995    500,000    164,205        --                78,517                  18,912
  Chief Financial Officer  1994    500,000    135,000        --                78,485                  18,072

William S. Taubman.......  1996    350,000    236,250(3)     --                  --                    19,597(9)
Executive Vice President   1995    325,000    120,150        --               157,641                  18,492
                           1994    200,000    130,000(3)     --                19,621                  16,061

Richard B. McGlinn.......  1996    250,000     98,875(3)     --                  --                    19,282(10)
Senior Vice President,     1995    240,000     93,603(3)     --                17,666                  18,098
  Treasurer, and Chief     1994    227,000     84,000(3)     --                17,659                  17,189
  Accounting Officer

---------------
 (1) The principal position shown for each Named Officer, with the exception of Robert C. Larson, represents the individual's position with the Company and also with the Manager. Mr. Larson stepped down as Vice Chairman of the Manager effective August 31, 1994, but remains an executive employee of the Manager. Mr. Winograd resigned from his executive positions with the Manager and the Company effective December 11, 1996.

 (2) All amounts shown in the "Annual Compensation" and "All Other Compensation" columns represent compensation paid to the Named Officers by the Manager. The Company, which has no employees, does not pay any compensation to any of the Named Officers, including those who are also directors of the Company.

 (3) Bonus amount awarded under the Senior Short Term Incentive Plan.

 (4) Determined as of the date of grant. All Incentive Options were granted to the Named Officers under the Incentive Option Plan. The Incentive Options cover Units of Partnership Interest, which, in turn, may be exchanged for shares of Common Stock pursuant to the Continuing Offer. The exercise price of each Incentive Option is the fair market value, on the date of grant, of the Units of Partnership Interest covered by the Incentive Option.

     Under the terms of the Continuing Offer, the number of shares of Common Stock for which a Unit of Partnership Interest may be exchanged on any given date is determined by (a) calculating the market capitalization of the Company (i.e., the market price of the Common Stock multiplied by the number of shares of Common Stock issued and outstanding) as of the close of trading on the New York Stock Exchange on the business day most immediately preceding such date (the "Valuation Date"), adjusted for any outstanding indebtedness and all cash, cash equivalents, and other assets (other than its interest in TRG) held by the Company on such date (hereinafter referred to as the "Adjusted Market Valuation of the Company"); (b) dividing the Adjusted Market Valuation of the Company by the percentage interest in TRG held by the Company on the Valuation Date (the resulting amount is the "Value of TRG" on such date); (c) dividing the Value of TRG by that number of Units of Partnership Interest outstanding on the Valuation Date, determined without regard to any Incentive Options that have not been exercised (the resulting amount is the "Fair Market Value of each Unit of Partnership Interest" on such date); and (d) dividing the Fair Market Value of each Unit of Partnership Interest by the closing price per share of the Common Stock, on the Valuation Date, on the New York Stock Exchange.

 (5) Includes Employer Matching and Employer Supplemental Contributions made by the Manager on behalf of each Named Officer under The Taubman Company and Related Entities Employee Retirement Savings Plan (the "Retirement Savings Plan"), a defined contribution plan. Also includes supplemental retirement benefits accrued under The Taubman Company Supplemental Retirement Savings Plan (the "Supplemental Retirement Savings Plan"), an excess benefit plan.

 (6) Includes $12,246 contributed to the Retirement Savings Plan on behalf of Mr. Robert S. Taubman and $7,780 accrued under the Supplemental Retirement Savings Plan.

 (7) Includes $12,246 contributed to the Retirement Savings Plan on behalf of Mr. Larson and $7,689 accrued under the Supplemental Retirement Savings Plan.

 (8) Includes $12,246 contributed to the Retirement Savings Plan on behalf of Mr. Winograd, $7,771 accrued under the Supplemental Retirement Savings Plan, and $55,351 paid to Mr. Winograd for accrued vacation time.

 (9) Includes $12,246 contributed to the Retirement Savings Plan on behalf of Mr. William S. Taubman and $7,351 accrued under the Supplemental Retirement Savings Plan.

(10) Includes $12,246 contributed to the Retirement Savings Plan on behalf of Mr. McGlinn and $7,036 accrued under the Supplemental Retirement Savings Plan.

Senior Short Term Incentive Plan

     The Manager's officers and senior management receive part of their annual compensation pursuant to the Manager's Senior Short Term Incentive Plan (the "SSTIP"). Under the SSTIP, the actual amount awarded depends upon management's review and assessment of the employee's performance and ranges from 0% to 150% of the employee's bonus target amount. Employees who meet expectations are paid approximately 100% of their assigned bonus targets. Employees who exceed expectations may be paid more than 100%, up to a maximum of 150% for distinguished performance. Performance that does not meet expectations results in a payment of less than 100% of the bonus target.

Incentive Option Plan

     TRG maintains the 1992 Incentive Option Plan for the employees of the Manager. The purposes of the Incentive Option Plan are to provide employees of the Manager with incentives to continue in the employ of the Manager for the benefit of TRG, to encourage a proprietary interest in TRG, and to attract new employees with outstanding qualifications to serve the Manager on behalf of TRG.

     Under the Incentive Option Plan, executive officers and employees of the Manager may be granted options to acquire Units of Partnership Interest in TRG. The Manager makes periodic recommendations regarding grants to TRG's Compensation Committee (the "Compensation Committee"). The Compensation Committee, in its discretion (based on each employee's expected future contribution to the Manager for the benefit of TRG), determines grants after review of the Manager's recommendations. The exercise price of each Incentive Option is equal to the fair market value of the Units of Partnership Interest in TRG on the date of grant, utilizing a formula which makes various adjustments to the price of the Company's Common Stock to determine the fair market value of the Units of Partnership Interest. The adjustments relate to the Company's assets (other than its interest in TRG) and indebtedness. See Note (4) to the preceding Summary Compensation Table.

     Generally, an Incentive Option may be exercised only after the optionee has completed three years of employment with the Manager following the date of the grant of the Incentive Option. An Incentive Option will vest and become exercisable to the extent of one-third of the Units of Partnership Interest subject to the Incentive Option on each of the third, fourth and fifth anniversaries of the date of the grant of the Incentive Option. If the optionee's employment is terminated within the first three years of the date of grant for reasons other than death, disability, or retirement, the right to exercise the Incentive Option is forfeited. If the optionee's employment is terminated more than three years after the date of grant for reasons other than death, disability, retirement, or cause, the Incentive Option may be exercised to the extent it was exercisable at the time of termination of employment. If the termination is for cause, the right to exercise the Incentive Option is forfeited. If the termination of employment is because of death, disability, or retirement, the Incentive Option may be exercised in full. Outstanding Incentive Options also vest in full upon the termination of the Manager's engagement by TRG, upon any change in control of TRG (as defined in the Incentive Option Plan), or upon the termination of TRG. No Incentive Option may be exercised after ten years from the date of the grant.

     Notwithstanding the foregoing paragraph, the Compensation Committee, in its sole and absolute discretion, may allow the exercise of any Incentive Option held by an optionee at any time, as determined by the Compensation Committee, in its sole and absolute discretion, more than six months after the date of grant of an Incentive Option.

     The aggregate number of Units of Partnership Interest in TRG that may be issued under the Incentive Option Plan is 4,500; however, TRG's Partnership Committee has the right to increase the number of Units of Partnership Interest that may be issued under the Plan. If an optionee is not a permissible owner of Units of Partnership Interest as a result of restrictions under any agreement to which TRG is a party or by which TRG is bound, then the optionee must pay the cash exercise price to TRG and assign to the Company the right to receive the Units of Partnership Interest subject to the Incentive Option in exchange for shares of Common Stock (pursuant to the Continuing Offer), and TRG will issue to the Company the Units of Partnership Interest subject to the exercised Incentive Option. Any Incentive Options that expire or terminate unexercised may be re-granted pursuant to the Plan. For a further discussion of the Incentive Option Plan, see "Report of the Compensation Committee."

Option Grants

     There were no Incentive Option Grants to the Named Officers during 1996.

Aggregated Option Exercises in 1996 and Year-End Option Values

     The following table sets forth information with respect to Incentive Options exercised during 1996 and the unexercised Incentive Options (converted into share equivalents of the Company's Common Stock) held by the Named Officers at December 31, 1996.

                                                           NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED                 IN-THE-MONEY
                            SHARES         VALUE          OPTIONS AT YEAR END(1)          OPTIONS AT YEAR END(2)($)
                          ACQUIRED ON     RECEIVED     ----------------------------      ----------------------------
         NAME             EXERCISE(#)       ($)        EXERCISABLE    UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
         ----             -----------    ----------    -----------    -------------      -----------    -------------
Robert S. Taubman.....            0               0     1,982,130       1,387,491        $3,519,940      $2,546,492
Robert C. Larson......            0               0       660,049         410,300(3)      1,172,140         647,184
Bernard Winograd......      652,245      $1,149,551             0               0(4)              0               0
William S. Taubman....            0               0        71,356         202,177           126,718         559,658
Richard B. McGlinn....            0               0        21,803          61,446            38,719          81,347

---------------
(1) The number of unexercisable Incentive Options at year end, as disclosed in terms of the number of underlying shares of Common Stock for which each Unit of Partnership Interest would have been exchangeable on that day, varies from the number of Incentive Options on the date of grant due to adjustments required to be made pursuant to the provisions of the Continuing Offer in determining the fair market value of each Unit of Partnership Interest at year-end and the resulting number of shares for which each Unit of Partnership Interest would be exchangeable pursuant to the Continuing Offer. The number of Units of Partnership Interest covered by each Named Officer's Incentive Options does not vary. See Note (4) to the Summary Compensation Table for a further description of the Continuing Offer.

(2) As of December 31, 1996, the market value of the Units of Partnership Interest (which are exchangeable for the underlying shares pursuant to the Continuing Offer) minus the per Unit exercise price.

(3) In December 1994, the Compensation Committee of TRG made the determination that, in the event of Mr. Larson's termination of employment with the Manager for any reason other than death or disability, such termination will be deemed to be by reason of his "Retirement" (as defined in the Incentive Option Plan) for all Plan purposes. Under the terms of the Plan, any nonvested Incentive Options held by Mr. Larson upon his Retirement will vest immediately and may be exercised at any time during the remainder of the ten-year term of such Options. In consideration of the Compensation Committee's agreed upon determination, Mr. Larson has agreed that, in the event of Mr. Larson's termination of employment, (i) he will not exercise any of his Incentive Options until such date as the Options otherwise would have become exercisable under the Plan had Mr. Larson's employment with the Manager not terminated and (ii) if, prior to the date upon which Mr. Larson may exercise an Option pursuant to the preceding clause, Mr. Larson violates the non-compete provisions of the Amended and Restated Agreement of Limited Partnership of TRG, he will forfeit any such Options that are not then exercisable pursuant to the preceding clause.

(4) Under the terms of the Incentive Option Plan, Mr. Winograd's unexercisable Incentive Options were automatically forfeited upon his resignation.

Long-Term Incentive Plans

     The Taubman Company Long-Term Performance Compensation Plan (the "Performance Plan") was adopted by the Manager and approved by the Compensation Committee effective January 1, 1996. Under the Performance Plan, each eligible participant (including executive officers) is granted Notional Units (i.e., phantom units) of TRG (a "Notional Unit Award") initially and contingently equal to a base number of notional units of TRG (a "Basic Grant Amount") established for him by the Committee, upon the recommendation of the Manager. After the end of the year in which the grant is made, the amount of the participant's Notional Unit Award is finally established, depending on his performance rating under the SSTIP for that year. If the participant achieves exactly 100% of his SSTIP target, his Notional Unit Award will remain unchanged (i.e., it will be fixed at the Basic Grant Amount). If the participant achieves a rating of 130% or more in respect of his SSTIP target, his Notional Unit Award will be increased from 100% to 200% of his Basic Grant Amount. If the participant achieves a rating between 100% and 130% in respect of his SSTIP target, his Notional Unit Award will be increased by an amount that is proportionately between 100% and 200% of his Basic Grant Amount. In the event the participant's rating in respect of the SSTIP is less than 100%, his Notional Unit Award will be reduced to zero. The Notional Unit Award, when finally established, will be deemed to have been granted as of the date of grant of the Basic Grant Amount.

     A bookkeeping account (a "Sub Account") is established for each Notional Unit Award granted to a participant under the Performance Plan. Each time TRG makes a distribution in respect of actual TRG Units of Partnership Interest, a deemed distribution (a "Distribution Equivalent"), in the form of additional Notional Units having a cash value equal to the cash distribution that would have been paid on the Notional Units if they were actual Units of Partnership Interest, is credited to each Sub Account in proportion to the aggregate number of Notional Units then credited to such Sub Account. Each Sub Account will vest on the third anniversary of the date of grant, provided the participant is still in the employ of the Manager. At the time a Sub Account vests, the Committee may, in its sole discretion, award to the participant and credit to such Sub Account additional Notional Units of TRG (up to a maximum of 40% of the Basic Grant Amount for such Sub Account) if the Committee determines that the performance of the participant and the Manager and/or TRG has been outstanding over the vesting period. Upon the vesting of a Sub Account, the Notional Unit balance credited to such Sub Account will be paid to the participant in a lump sum, unless the participant elects to defer payment as provided in the plan.

     Each participant may make, with respect to each Notional Unit Award (i.e., the Sub Account established in respect of such Award) granted to him, a one-time irrevocable election to defer the payout date (the "Settlement Date") that would otherwise occur on the vesting date of such Sub Account until the earlier of (a) the date that is five (5) years after the vesting date of such award and (b) the date on which the participant's employment with the Manager terminates for any reason. Participants who meet certain requirements under the Employee Retirement Income Security Act of 1974, as amended, may, in lieu of deferring the Settlement Date for the aforementioned five-year period, make a one-time irrevocable election to defer the Settlement Date for such Sub Account until the earlier of (x) the date of termination of the participant's employment with the Manager for any reason other than Retirement (as defined in the plan) and (y) a date, as selected by the participant at the time of such deferral election, which is either (i) the date of such participant's Retirement or (ii) the date on which such participant attains sixty-two (62) years of age. Any election by a participant to defer the Settlement Date for a Sub Account must be made at least one year prior to the date on which such Sub Account becomes vested.

     The following table sets forth information with respect to awards established under the Performance Plan in 1996 for the participating Named
Officers:

                  LONG TERM INCENTIVE PLANS -- AWARDS IN 1996

                                                PERFORMANCE OR               ESTIMATED FUTURE PAYOUTS
                                                 OTHER PERIOD          UNDER NON-STOCK PRICE-BASED PLANS(2)
                                 NUMBER OF     UNTIL MATURATION    ---------------------------------------------
            NAME                UNITS(#)(1)       OR PAYOUT        THRESHOLD($)       TARGET($)       MAXIMUM($)
            ----                -----------    ----------------    ------------       ---------       ----------
Robert S. Taubman...........       21.00           1996-98           $674,588          $674,588       $1,563,543
Bernard Winograd............        7.25           1996-98                  0(3)              0(3)             0(3)
William S. Taubman..........        7.25           1996-98            232,893           232,893          539,795
Richard B. McGlinn..........        3.00           1996-98             96,370            96,370          223,363

---------------
(1) Mr. Robert Taubman, Mr. William Taubman and Mr. McGlinn each achieved at least 130% of their respective SSTI targets for 1996. Accordingly, each such individual's Notional Unit Award for 1996 has been finally determined at 200% of the Basic Grant Amount shown for him. For a further discussion of the Performance Plan, see "Long-Term Incentive Plans."

(2) The amounts shown are estimates based on (i) the actual dollar value of a Notional Unit of Partnership Interest and the actual amount of Distribution Equivalents per Notional Unit for the period from January 1, 1996 (the date of grant of each award) until December 31, 1996, and (ii) the assumption that the dollar value of a Notional Unit and the dollar amount of Distribution Equivalents per Notional Unit remain constant from December 31, 1996, until January 1, 1999 (the end of the performance and vesting period for each award). The dollar value of a Notional Unit was $25,519.94 as of December 31, 1996. Distribution Equivalents are credited monthly and were equal to $152 per Notional Unit per month during 1996. The actual payout amounts at various performance levels will depend on the actual dollar value of a Notional Unit and the actual dollar amount of Distribution Equivalents per Notional Unit over the course of the performance and vesting period and as of the Settlement Date for each award.

(3) Under the terms of the Performance Plan, the award to Mr. Winograd was automatically forfeited upon his resignation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following sets forth the report of the Compensation Committee of TRG on executive compensation.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Company serves as the Managing General Partner of, and owns a 36.68% interest in, The Taubman Realty Group Limited Partnership ("TRG"), an operating partnership that engages in the ownership, operation, management, leasing, expansion, acquisition, development, redevelopment, financing, and refinancing of regional shopping centers.

     TRG owns, as its primary assets, interests in 21 regional shopping centers (the "Taubman Shopping Centers"), certain regional shopping center development projects and also owns, directly and indirectly, approximately 99% of the management entity, The Taubman Company Limited Partnership (the "Manager"). The Manager provides substantially all property management and leasing services for all of the Taubman Shopping Centers and provides development, acquisition, corporate, and administrative services for TRG and the Company.

     Neither the Company nor TRG has any paid employees. Although the CEO and the other Named Officers are executive officers of the Company, their compensation in the form of base salary, bonus and incentive compensation is paid entirely by the Manager (which is an indirect subsidiary of TRG). TRG provides additional long-term incentive compensation through the TRG 1992 Incentive Option Plan.

     This report therefore discusses the executive compensation policies of TRG and the Manager, and the compensation tables provided in this proxy statement disclose the compensation paid by the Manager to the Company's named executive officers in 1996.

     The Compensation Committee of TRG (the "Compensation Committee") consists of S. Parker Gilbert, Chairman, Jerome A. Chazen, W. Allen Reed, and Joseph F. Azrack. The Compensation Committee reviews and approves all of the policies under which compensation is paid to the Named Officers. The Compensation Committee, with the assistance of an independent compensation consultant, has reviewed the Manager's compensation practices and confirmed them as reasonable and competitive. The Compensation Committee met twice during 1996.

Revenue Reconciliation Act of 1993. Beginning in 1994, the Omnibus Reconciliation Act of 1993 (the "Act") limits to $1 million the amount that may be deducted by a publicly held corporation for compensation paid to each of its named executives in a taxable year, unless the compensation in excess of $1 million is "qualified performance-based compensation." This deduction limit does not affect the Company, which has no employees and pays no compensation, and does not apply to TRG or the Manager, neither of which is a publicly held corporation or an affiliate (as defined in the Act) of the Company.

Compensation Philosophy. The Manager has had a long-standing philosophy of targeting executive compensation at a level above the average of competitive practice. As part of this philosophy, the mix of compensation elements has emphasized variable, performance-based programs. As a result of this philosophy, the Manager has been successful at recruiting, retaining, and motivating executives who are highly talented, performance-focused, and entrepreneurial. The Compensation Committee has continued to apply this philosophy to its decisions on compensation matters. The Manager's compensation program for executive officers has consisted of the following key elements: annual compensation in the form of base salary, bonus compensation under the Senior Short Term Incentive Plan (the "SSTIP") and long-term compensation under the 1992 Incentive Option Plan (the "Incentive Option Plan") and the Taubman Company Long-Term Performance Compensation Plan (the "Performance Plan") adopted in January 1996. The compensation of the Named Officers is determined based on individual performance and the performance of TRG and the Manager.

     Following its evaluation in 1995 of the components of the Named Officers' compensation, the Compensation Committee determined to expand the SSTIP to include participation by all executive officers of the Manager. In addition, the Committee determined that the Incentive Option Plan, since its adoption in 1992, had not provided the long-term component of compensation it was originally designed to provide. Accordingly, the Committee decided that future grants under the Incentive Option Plan would be made only on a very limited basis, generally under special circumstances. In lieu of regular grants to the executive officers under the Incentive Option Plan, as of January 1, 1996, the Committee began making grants under the Performance Plan.

     The Committee believes that Notional Unit Awards granted to the executive officers under the Performance Plan, while still performance based, will be more effective than Incentive Options in providing long-term compensation to the executive officers and aligning the interests of the Named Officers with those of the partners in TRG, including the Company.

Base Salaries. Base salaries for the Manager's executive officers are generally targeted at a level above the average for companies that are of comparable size and complexity of operation and would be considered competitors of the Manager in attracting and retaining quality executives. The salaries of the Named Officers are reviewed and approved by the Compensation Committee based on its subjective assessment of each executive's experience and performance and a comparison to salaries of peers in other companies. The independent compensation consultant retained by the Compensation Committee to advise it on compensation matters has confirmed that compensation paid in 1996 to the Named Officers, including the CEO, is consistent with the Manager's compensation philosophy.

TRG Incentive Option Plan. During 1996, the Compensation Committee did not grant any Incentive Options to the Named Officers. As discussed under "-- Compensation Philosophy" above, the Committee expects that grants under the Incentive Option Plan will be made only under special circumstances and that the objectives of the Incentive Option Plan will be accomplished through awards under the new Performance Plan.

Performance Plan. Effective January 1, 1996, the Compensation Committee made the initial grants of Notional Unit Awards under the Performance Plan to four of the five Named Officers, including the CEO, as shown in the Long-Term Incentive Plans table.

Compensation of Chief Executive Officer. Robert S. Taubman's base compensation for 1996 was $750,000, unchanged from 1995. Mr. Taubman's performance is evaluated based 25% on his individual performance and 75% on the performance of TRG and the Manager. The Manager paid Mr. Taubman a bonus under the SSTIP for 1996 in the amount of $487,500. Mr. Taubman also was awarded long-term incentive compensation in 1996 under the Performance Plan, as set forth in the Long-Term Incentive Plans table. The compensation study prepared for the Compensation Committee by the independent consultant compared the Company's compensation practices and pay levels to those of other companies considered by the Company to be its competitors with regard to executive talent. Based on this study, the Compensation Committee determined that the base compensation, bonus amount, and long-term awards to Mr. Taubman for 1996 were at appropriate levels consistent with the Manager's compensation philosophy.

                           THE COMPENSATION COMMITTEE

                          S. Parker Gilbert, Chairman
                                Joseph F. Azrack
                                Jerome A. Chazen
                                 W. Allen Reed

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The following line graph sets forth a comparison of the percentage change in the cumulative total shareholder return on the Company's Common Stock compared to the cumulative total return of the S&P Composite -- 500 Stock Index and the NAREIT Equity Retail REIT Index (the "Retail Index") for the period November 20, 1992, the date on which trading of the Company's Common Stock commenced, through December 31, 1996. The Company has selected the Retail Index because it believes the Retail Index offers shareholders the most meaningful basis for assessing total shareholder return on the Common Stock and comparing it to the results of comparable retail REITs.

                               PERFORMANCE GRAPH

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                TAUBMAN CENTERS, INC., THE NAREIT EQUITY RETAIL
                        REIT INDEX AND THE S&P 500 INDEX

         MEASUREMENT PERIOD                TAUBMAN            NAREIT          S & P 500
        (FISCAL YEAR COVERED)           CENTERS, INC.     EQUITY RETAIL         INDEX
                                                            REIT INDEX
             11/20/92                     $100.00           $100.00           $100.00
             12/31/92                     $105.68           $103.70           $102.86
             12/31/93                     $111.18           $111.88           $113.21
             12/31/94                     $101.09           $115.20           $114.66
             12/31/95                     $113.59           $121.08           $157.74
             12/31/96                     $159.36           $162.14           $193.96

     Please note: The stock price performance shown on the graph above is not necessarily indicative of future price performance.

CERTAIN TRANSACTIONS

     A. Alfred Taubman and certain of his affiliates receive various services from the Manager. For such services, Mr. A. Taubman and certain of his affiliates paid the Manager approximately $5.3 million in 1996.

     A. Alfred Taubman, Robert C. Larson, Robert S. Taubman, William S. Taubman and other members of Mr. Taubman's family own, in the aggregate, a 50% interest in the partnership that owns the building in which the Company, through the Manager, maintains its principal offices. In addition, A. Alfred Taubman, Robert
C. Larson, Robert S. Taubman, William S. Taubman and other members of Mr. Taubman's family collectively own a 90% interest in a building in which the Manager maintains its New York City offices. During 1996, the Manager paid to such partnerships approximately $3.0 million in rent and operating expenses for such office space.

     The Manager believes that (i) the compensation paid to it for its services to A. Alfred Taubman, and certain of his affiliates, as described above, and
(ii) the rent paid to Mr. Taubman, Robert C. Larson, Robert S. Taubman, William
S. Taubman and other members of Mr. Taubman's family as described above were fair and reasonable and no less favorable to the Manager than could have been obtained through arm's-length negotiations.

CERTAIN EMPLOYMENT ARRANGEMENTS

     The Compensation Committee determined in December 1994 that, in the event of Mr. Larson's termination of employment with the Manager for any reason other than death or disability, whether prior to or after attaining age 65, such termination will be deemed to be by reason of his "Retirement" (as defined in the TRG 1992 Incentive Option Plan) for all Plan purposes. This determination means that, under the terms of the Plan, any nonvested Incentive Options held by Mr. Larson upon his Retirement will vest immediately and, together with any other vested Options, may be exercised at any time during the remainder of the ten-year term of such Options. In consideration of the Compensation Committee's agreed upon determination, Mr. Larson has agreed that, in the event of Mr. Larson's termination of employment, (i) he will not exercise any of his Incentive Options until such date as the Options otherwise would have become exercisable under the Plan had Mr. Larson's employment with the Manager not terminated and (ii) if, prior to the date upon which Mr. Larson may exercise an Option pursuant to the preceding clause, Mr. Larson violates the non-compete provisions of the Amended and Restated Agreement of Limited Partnership of TRG, he will forfeit any such Options that are not then exercisable pursuant to the preceding clause.

     In January 1997, the Manager entered into a three-year agreement with Lisa
A. Payne regarding her employment as an Executive Vice President and the Chief Financial Officer of the Manager and her service to the Company in the same capacities. Beginning on the second anniversary of Ms. Payne's commencement of employment with the Manager, and on each anniversary thereafter, the agreement will automatically be extended an additional year unless, prior to such anniversary, one of the parties gives written notice to the other that the agreement is not to be so extended. The employment agreement provides for an annual base salary of not less than $500,000, to be reviewed annually. The agreement also provides for Ms. Payne's participation in the Company's Senior Short Term Incentive Plan, with a target award of $250,000, a maximum annual award of $375,000 and, for 1997, a minimum award of $250,000 under the plan. In addition, the agreement provides for a grant to Ms. Payne in March 1997 of 7.25 Notional Units of Partnership Interest under the Manager's Performance Plan and Incentive Options to purchase 51.05 Units of Partnership Interest under TRG's 1992 Incentive Option Plan. The Incentive Options were granted at an exercise price of $25,959 per Unit, the fair market value of a Unit of Partnership Interest on the date of grant. As of the date of grant, each Unit of Partnership Interest was exchangeable for approximately 1,957 shares of Common Stock pursuant to the terms of the Continuing Offer (see Note (4) to the Summary Compensation Table). The agreement also provides that the Company will pay Ms. Payne certain relocation expenses, up to a maximum of $175,000.

COMPENSATION OF DIRECTORS

     The Company and TRG pay Independent Directors an annual fee of $35,000, a meeting fee of $1,000 for each Board or committee or TRG committee meeting attended, and reimbursement for expenses incurred in attending meetings and as a result of other work performed for the Company or TRG. For 1996, the Company incurred costs of $192,750 relating to the services of Messrs. Allison, Ballard, Bloostein, Chazen and Gilbert as directors of the Company.

     As part of its overall program of charitable giving, TRG maintains a charitable gift program for the Independent Directors. Under this charitable gift program, TRG matches an Independent Director's donation to one or more qualifying charitable organizations, up to an aggregate maximum amount of $10,000 per director per year. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to TRG. During 1996, TRG made two matching contributions in the amount of $5,000 each.

                              INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the Company's Audit Committee, has appointed Deloitte & Touche LLP as the independent auditors to audit the financial statements of the Company for 1997. The Board of Directors recommends that the shareholders vote FOR the appointment of Deloitte & Touche LLP as the Company's independent auditors for 1997. Although shareholder approval of the appointment is not required by law and is not binding on the Board of Directors, the Board will take the appointment of Deloitte & Touche LLP under advisement if such appointment is not approved by the affirmative vote of a majority of the votes cast at the Meeting.

     The Company expects that representatives of Deloitte & Touche LLP will be present at the Meeting and will be afforded an opportunity to make a statement if they desire to do so. The Company also expects that such representatives of Deloitte & Touche LLP will be available at that time to respond to appropriate questions addressed to the officer presiding at the Meeting.

                         PROPOSALS OF SECURITY HOLDERS

     Any shareholder proposal intended to be presented for consideration at the annual meeting to be held in 1998 must be received by the Company at 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303-0200 by the close of business on November 20, 1997. If the date of such meeting is changed by more than 30 days from the date such meeting is scheduled to be held, the proposal must be received by the Company at a reasonable time before the solicitation of proxies for such meeting is made. Proposals should be sent to the attention of the Secretary. A person may submit only one proposal for inclusion in the proxy materials, and under certain circumstances enumerated in the Securities and Exchange Commission's rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof (which in the aggregate may not exceed 500 words in length) from its proxy statement and form of proxy.

                          COSTS OF PROXY SOLICITATION

     The cost of preparing, assembling, and mailing the proxy material will be borne by the Company. The Company will also request persons, firms, and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain Proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

     Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                          By Order of the Board of Directors,

                                          A. Alfred Taubman
                                          Chairman of the Board

March 28, 1997

                             TAUBMAN CENTERS, INC.


                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF SHAREHOLDERS - MAY 14, 1997

     The undersigned hereby appoints each of Robert S. Taubman, Robert C. Larson and Lisa A. Payne, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Taubman Centers, Inc. on Wednesday, May 14, 1997, and at any adjournment thereof, and to vote at such meeting the shares of Common Stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters which may properly come before the meeting and any adjournment thereof. THE SHARES REPRESENTED HEREBY WILL BE VOTED IN FAVOR OF ITEMS (1) AND (2) IF NO INSTRUCTION IS PROVIDED.

     If more than one of the above named Proxies shall be present in person or by substitution at such meeting or at any adjournment thereof, the majority of said Proxies so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                            POSTAGE PAID ENVELOPE.

          (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)







THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.                                             Please mark
                                                                                                        your vote as
                                                                                                        indicated in     /  x  /
                                                                                                        this example


1. ELECTION OF DIRECTORS
                                                             2. RATIFICATION OF INDEPENDENT             FOR      AGAINST     ABSTAIN
             FOR                       WITHHOLD AUTHORITY       AUDITORS
     all Nominees listed(except     to vote for all Nominees    Ratification of the selection of
     as marked to the contrary                                  Deloitte & Touche LLP as
              below).                                           independent auditors for 1997.         /_____/   /_____/     /_____/

           /_____/                          /_____/          3. In their discretion, the Proxies are authorized
                                                                to vote upon such other business as may properly
   Election of four directors duly nominated                    come before the meeting.

   Graham T. Allison, Claude M. Ballard,
   Thomas E. Dobrowski and W. Allen Reed


                                                                    Please sign exactly as name appears below.  When shares are held by joint tenants, both should sign.  When signing as
                                                                    attorney, executor, administrator, trustee or guardian,
                                                                    please give full title as such.  If a corporation, please
                                                                    sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.


                                                                    ____________________________________________________________
                                                                    Signature

                                                                    Dated: _______________________________________________, 1997
